Exhibit 10.1
PERFORMANCE-VESTED RESTRICTED STOCK AGREEMENT
This PERFORMANCE-VESTED RESTRICTED STOCK AGREEMENT (this “Stock Agreement”), dated as of %%OPTION_DATE,’MM/DD/YYYY’%-% (the “Grant Date”), is between ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and %%FIRST_NAME%-% %%LAST_NAME%-% (the “Participant”), relating to restricted stock granted under the Zebra Technologies Corporation 2018 Long-Term Incentive Plan, as amended (the “Plan”). Capitalized terms used in this Stock Agreement without definitions shall have the meanings ascribed to such terms in the Plan.

1.	Grant of Restricted Stock.
(a)Grant. Subject to the provisions of this Stock Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant as of the Grant Date %%TOTAL_SHARES_GRANTED,’999,999,999’%-% shares (the “Target Shares”) of the Company’s Class A Common Stock, $.01 par value per share (the “Restricted Stock”). This Stock Agreement shall be null and void unless the Participant accepts this Stock Agreement by either (i) electronically accepting this Stock Agreement through the Company’s electronic delivery and acceptance process operated by E*TRADE or (ii) executing this Stock Agreement in the space provided below and returning it to the Company, in each case not later than June 28, 2019.
(b)Non-transferability. Except as otherwise permitted under the Plan or this Stock Agreement, the Restricted Stock granted hereunder shall be non-transferable by the Participant during the Period of Restriction set forth under Section 2 of this Stock Agreement.

2.	Vesting of Restricted Stock.
i.Period of Restriction and Performance Goals.
i.The Restricted Stock shall be forfeitable and non-transferable during the Period of Restriction. The “Period of Restriction” with respect to the Restricted Stock shall begin on the Grant Date and end at 5:00 p.m., Central Time, on May 9, 2022 in accordance with Exhibit A. This Stock Agreement shall be settled in whole shares of the Company’s Common Stock (rounded down to the nearest whole share).
ii.Except as otherwise provided for under this Stock Agreement, the Participant must remain employed by the Company or any Subsidiary continuously through the Period of Restriction.
a.Additional Vesting Rules. Notwithstanding Section 2(a), the Restricted Stock shall be subject to the following additional vesting rules in the following circumstances:

i.	Death or Disability. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated due to Participant’s death or Disability prior to December

31, 2021, a number of Shares equal to the greater of (x) the product of (1) the number of Target Shares multiplied by (2) the vesting percentage used by the Company (determined in accordance with Exhibit A) when determining compensation expense under Generally Accepted Accounting Principles as of the most recent quarter end prior to the effective date of the Participant’s termination of employment and (y) the number of Shares banked pursuant to Exhibit A as of the effective date of the Participant’s termination of employment, shall become fully vested as of 5:00 p.m., Central Time, on the effective date of the Participant’s termination of employment. In the event the Participant’s employment with the Company and its Subsidiaries is terminated due to death or Disability on or after December 31, 2021 and on or prior to 5:00 p.m., Central Time, on May 9, 2022, a number of Shares equal to the greater of (x) the number of Shares determined in accordance with Exhibit A and (y) the number of Shares banked as of December 31, 2021 pursuant to Exhibit A, shall become fully vested as of 5:00 p.m., Central Time, on the effective date of the Participant’s termination of employment. For purposes of this Stock Agreement, “Disability” has the meaning set forth in the employment agreement, if any, between the Company and/or any Subsidiary and the Participant or, if the Participant is not a party to such an agreement, “Disability” has the meaning ascribed to such term in the Plan.
ii.Retirement; Termination by the Company or any Subsidiary other than for Cause. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated prior to December 31, 2021 due to Participant’s Retirement, or by the Company and/or any Subsidiary other than for Cause, a number of Shares equal to the product of (x) a fraction, the numerator of which is the number of days from but excluding the Grant Date and to and including the effective date of the Participant’s termination of employment, and the denominator of which is 1,096, multiplied by the greater of (y)(1) the number of Target Shares multiplied by (2) the vesting percentage used by the Company (determined in accordance with Exhibit A) when determining compensation expense under Generally Accepted Accounting Principles as of the most recent quarter end prior to the effective date of the Participant’s termination of employment and (z) the number of Shares banked pursuant to Exhibit A as of effective date of the Participant’s termination of employment, shall become fully vested as of 5:00 p.m., Central Time, on the effective date of the Participant’s termination of employment. In the event the Participant’s employment with the Company and its Subsidiaries is terminated on or after December 31, 2021 and on or prior to 5:00 p.m., Central Time, on May 9, 2022 due to Participant’s Retirement, or by the Company and/or any Subsidiary other than for Cause, a number of Shares equal to the product of (x) a fraction, the numerator of which is the number of days from but excluding the Grant Date and to and including the effective date of the Participant’s termination of employment, and the denominator of which is 1,096, multiplied by the greater of (y)(1) the number of Shares determined in accordance with Exhibit A and (2) the number of Shares banked as of December 31, 2021 pursuant to Exhibit A, shall become fully vested as of 5:00 p.m., Central Time, on the effective date of the Participant’s termination of employment. For purposes of this Stock Agreement, “Retirement” means the Participant’s voluntary termination of employment with the Company and/or any Subsidiary on or after age sixty-five (65) or prior to age sixty-five (65) with the approval of the Senior Vice President, Chief Administrative Officer; and “Cause” has the meaning set forth in the employment agreement, if any, between the Company and/or any Subsidiary and the Participant or, if the Participant is not a party to such an agreement, “Cause” has the meaning, as determined by the Company in its sole discretion, set forth in the Plan.
a.Termination for Cause. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated for Cause, any unvested Restricted Stock shall be forfeited to the Company as of the date of the event giving rise to the termination for Cause.
b.Other Termination of Employment. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated for any reason other than as provided in Section 2(b)(i), (ii) or (iii), any unvested Shares of Restricted Stock as of the effective date of the Participant’s termination of employment shall immediately be forfeited to the Company.

3.	Rights While Holding Restricted Stock.
(a)    Custody and Availability of Shares. The Company shall hold the Target Shares in uncertificated, book-entry form registered in the Participant’s name until any Target Shares shall have vested, in whole or in part, pursuant to Section 2. Subject to Section 4, if and to the extent shares of Restricted Stock, including Target Shares, become vested, the Company shall remove or cause the removal of the restrictions on transfer of such shares arising from this Stock Agreement. Such unrestricted shares shall be made available to the Participant in uncertificated, book-entry form registered in the Participant’s name.
(b)    Rights as a Stockholder. During the period that Target Shares remain unvested, the Participant shall have all of the rights of a stockholder of the Company with respect to the Target Shares including, but not limited to, the right to receive dividends paid on the Target Shares and the full right to vote such shares.
(c)    Section 83(b) Election. The Participant is not permitted to make a Section 83(b) election with respect to the Restricted Stock.
(d)    Compliance with Federal and State Law. The Company may postpone issuing and delivering any Restricted Stock for so long as the Company reasonably determines to be necessary to satisfy the following:
(i)    its completing or amending any securities registration or qualification of the Restricted Stock or it or the Participant satisfying any exemption from registration under any federal, state or other law, rule or regulation; and
(ii)    the Participant complying with any federal, state or other tax withholding obligations.
4.    Payment of Taxes. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the issuance or vesting of the Restricted Stock, the Participant shall be required to pay such amount to the Company, as provided in Section 9.10 of the Plan. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the grant of the Restricted Stock and its vesting.
5.    Change in Control. Subject to Section 9.8 of the Plan:

(a)
Notwithstanding any provision in this Agreement, in the event of a Change in Control prior to December 31, 2021 pursuant to Section 2.5(c) or (d) of the Plan in connection with which (i) holders of Shares receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act (and disregarding the payment of cash in lieu of fractional shares) and (ii) this Stock Agreement is assumed or provision is made for the continuation of this Stock Agreement, then subject to Section 4.3 of the Plan, a number of Shares equal to the greater of (x) the product of (1) the number of Target Shares multiplied by (2) the vesting percentage used by the Company (determined in accordance with Exhibit A) when determining compensation expense under Generally Accepted Accounting Principles as of the most recent quarter end prior to the effective date of the Change in Control and (y) the number of Shares banked pursuant to Exhibit A as of the effective date of the Change in Control, shall become fully vested as of 5:00 p.m., Central Time, on the effective date of the Change in Control and there shall be substituted for each Share of Restricted Stock then subject to this Stock Agreement, the number and class of shares into which each outstanding Share shall be converted pursuant to such Change in Control. Notwithstanding any provision in this Agreement, in the event of a Change in Control on or after December 31, 2021 and on or prior to 5:00 p.m., Central Time, on May 9, 2022 pursuant to Section 2.5(c) or (d) of the Plan in connection with which (i) holders of Shares receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act (and disregarding the payment of cash in lieu of fractional shares) and (ii) this Stock Agreement is assumed or provision is made for the continuation of this Stock Agreement, then subject to Section 4.3 of the Plan, a number of Shares equal to the greater of (x) the number of Shares determined in accordance with Exhibit A and (y) the number of Shares banked as of December 31, 2021 pursuant to Exhibit A, shall become fully vested as of 5:00 p.m., Central Time, on the effective date of the Change in Control and there shall be substituted for each Share of Restricted Stock then subject to this Stock Agreement, the number and class of shares into which each outstanding Share shall be converted pursuant to such Change in Control.

(b)
Notwithstanding any provision in this Agreement, in the event of a Change in Control prior to December 31, 2021 pursuant to Section 2.5(a) or (b) of the Plan, or in the event of a Change in Control prior to December 31, 2021 pursuant to Section 2.5(c) or (d) of the Plan as to which Section 5(a) above does not apply, this Stock Agreement shall be surrendered to the Company by the Participant, and this Stock Agreement shall immediately be canceled by the Company, and the Participant shall receive, within ten (10) days following the effective date of the Change in Control, a cash payment from the Company in an amount equal to the greater of (x) the product of (1) the number of Target Shares multiplied by (2) the vesting percentage used by the Company (determined in accordance with Exhibit A) when determining compensation expense under Generally Accepted Accounting Principles as of the most recent quarter end prior to the effective date of the Change in Control and (y) the number of Shares banked pursuant to Exhibit A as of the effective date of the Change in Control, multiplied by the greater of (i) the highest per Share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (ii) the Fair Market Value of a Share on the effective date of the Change in Control. Notwithstanding any provision in this Agreement, in the event of a Change in Control on or after December 31, 2021 and on or prior to 5:00 p.m., Central Time, on May 10, 2021 pursuant to Section 2.5(a) or (b) of the Plan, or in the event of a Change in Control on or after December 31, 2020 and on or prior to 5:00 p.m., Central Time, on May 9, 2022 pursuant to Section 2.5(c) or (d) of the Plan as to which Section 5(a) above does not apply, this Stock Agreement shall be surrendered to the Company by the Participant, and this Stock Agreement shall immediately be canceled by the Company, and the Participant shall receive, within ten (10) days following the effective date of the Change in Control, a cash payment from the Company in an amount equal to the greater of (x) the number of Shares determined in accordance with Exhibit A and (y) the number of Shares banked as of December 31, 2021 pursuant to Exhibit A, multiplied by (z) the greater of (i) the highest per Share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (ii) the Fair Market Value of a Share on the effective date of the Change in Control.
6.    Confidentiality, Non-Solicitation and Non-Compete. The Participant agrees to, understands and acknowledges the following:
(a)    Confidential Information. The Participant will be furnished, use or otherwise have access to certain Confidential Information of the Company and/or a Subsidiary. For purposes of this Stock Agreement, “Confidential Information” means any and all financial, technical, commercial or other information concerning the business and affairs of the Company and/or a Subsidiary that is confidential and proprietary to the Company and/or a Subsidiary, including without limitation,
(i)    information relating to the Company’s or Subsidiary’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information;
(ii)    inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company and/or a Subsidiary;
(iii)    the Company’s or Subsidiary’s proprietary programs, processes or software, consisting of, but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;
(iv)    the subject matter of the Company’s or Subsidiary’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals,

operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and
(v)    other confidential and proprietary information or documents relating to the Company’s or Subsidiary’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents that the Company and/or a Subsidiary reasonably regards as being confidential.
The Company and its Subsidiaries devote significant financial, human and other resources to the development of their products, customer base and the general goodwill associated with their business, and the Company and its Subsidiaries diligently maintain the secrecy and confidentiality of their Confidential Information. Each and every component of the Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons. While employed by the Company and/or Subsidiary and thereafter, the Participant will hold in the strictest confidence and not use in any manner which is detrimental to the Company or its Subsidiaries or disclose to any individual or entity any Confidential Information, except as may be required by the Company or its Subsidiaries in connection with the Participant’s employment.
All Company Materials are and will be the sole property of the Company and/or Subsidiary. The Participant agrees that during and after his or her employment by the Company and/or Subsidiary, the Participant will not remove any Company Materials from the business premises of the Company or a Subsidiary or deliver any Company Materials to any person or entity outside the Company or a Subsidiary, except as the Participant is required to do so in connection with performing the duties of his or her employment. The Participant further agrees that, immediately upon the termination of his or her employment for any reason, or during the Participant’s employment if so requested by the Company, the Participant will return all Company Materials and other physical property, and any reproduction thereof, excepting only the Participant’s copy of this Agreement. For purposes of this Stock Agreement, “Company Materials” means documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company and/or any Subsidiary, whether such documents have been prepared by the Participant or by others.
(b)    Non-Solicitation and Non-Compete. Notwithstanding any provision of this Stock Agreement, (1) during the Participant’s employment with the Company or any Subsidiary or (2) during the one-year period commencing on the effective date of the Participant’s termination of employment or (3) prior to the date that is one year after the date of vesting of all or any portion of the Restricted Stock, the Participant shall not, directly or indirectly:
(i)    employ, recruit or solicit for employment any person who is (or was within the six (6) months prior to the Participant’s employment termination date) an employee of the Company and/or any Subsidiary; or
(ii)    accept employment or engage in a competing business that may require contact, solicitation, interference or diverting of any of the Company’s or any Subsidiary’s customers, or that may result in the disclosure, divulging, or other use, of Confidential Information or

Company Materials acquired during the Participant’s employment with the Company or any Subsidiary; or
(iii)    solicit or encourage any customer, channel partner or vendor (or potential customer, channel partner or vendor of the Company or any Subsidiary with whom the Participant had contact while employed by the Company or any Subsidiary) to terminate or otherwise alter his, her or its relationship with the Company or any Subsidiary. The Participant understands that any person or entity that the Participant contacted during the twelve (12) months prior to the date of the Participant’s termination of employment for the purpose of soliciting sales from such person or entity shall be regarded as a “potential customer” or “potential channel partner” of the Company to whom the Company or a Subsidiary has a protectable proprietary interest.
(c)    Enforceability of Restrictive Covenants. The scope and duration of the restrictive covenants contained in this Stock Agreement are reasonable and necessary to protect a legitimate, protectable interest of the Company and its Subsidiaries.
(d)    Written Acknowledgement by Participant. The Committee, in its sole discretion, may require the Participant, as a condition to lapsing any restriction on the Restricted Stock, to acknowledge in writing that the Participant has not engaged, and is not in the process of engaging, in any of the activities described in this Section 6.

7.	Right of Setoff; Recoupment.

(a)    Right of Setoff. The Company or any Subsidiary may, to the extent permitted by applicable law and which would not trigger tax under Code Section 409A, deduct from and set off against any amounts the Company or Subsidiary may owe to the Participant from time to time, including amounts payable in connection with the Stock Agreement, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company or a Subsidiary, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff.  By accepting any Restricted Stock granted hereunder, the Participant agrees to any deduction or setoff under this Section 7(a).
(b)    Termination of the Stock Agreement; Recoupment. The Stock Agreement shall terminate automatically and be subject to clawback on the date the Participant violates the non-solicit, non-compete or confidentiality provisions in Sections 6(a) or 6(b) or commits an act of theft, embezzlement of funds or fraud involving money or property of the Company or any Subsidiary. Any outstanding Restricted Stock, whether vested or unvested, shall terminate automatically as of the date of such violation of Sections 6(a) or 6(b) or commission of an act of theft, embezzlement or fraud and the Participant shall forfeit such Restricted Stock. With respect to any Restricted Stock that vested within the one-year period prior to the date of such violation of Sections 6(a) or 6(b) or commission of an act of theft, embezzlement or fraud, the Participant shall pay the Company, within forty-five (45) days of receipt by the Participant of a written demand therefor, or pursuant to such other time frame as the Company, in its sole discretion, agrees to in writing with the Participant, an amount in cash determined by multiplying the number of such shares of Restricted Stock by the Fair Market Value of a Share on the date of such vesting.
(c)    Injunctive Action. The Participant acknowledges that if he or she violates the terms of Sections 6 or 7, the injury that would be suffered by the Company and/or a Subsidiary as a result of a breach of the provisions of this Stock Agreement (including any provision of Section 6(a) or (b) or 7(b)) would be irreparable and that an award of monetary damages to the Company and/or a Subsidiary for such a breach would be an inadequate remedy. Consequently, the Company and/or a Subsidiary will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Stock Agreement, and the Company and/or a Subsidiary will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s or Subsidiary’s rights under this Section 7 or any other remedies of the Company or a Subsidiary, if the Participant breaches any of the provisions of Section 6(a), 6(b) or 7(b), the Company will have the right to cancel this Stock Agreement.
(d)    Attorneys’ Fees. In addition to the rights available to the Company and its Subsidiaries under Sections 7(b) and (c), if the Participant violates the terms of Sections 6 or 7 at any time, the Company shall be entitled to reimbursement from the Participant of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company or any Subsidiary in enforcing the Company’s or a Subsidiary’s rights under this Section 7. In addition to any injunctive relief sought under Section 7(c) and whether or not the Company or any Subsidiary elects to make any set-off in whole or in part, if the Company or any Subsidiary does not recover by means of set-off the full amount the Participant owes to the Company or any Subsidiary, calculated as set forth in this Section 7(d), the Participant agrees to immediately pay the unpaid balance to the Company or any Subsidiary.

8.	Miscellaneous Provisions.
(a)    No Service or Employment Rights. No provision of this Stock Agreement or of the Restricted Stock granted hereunder shall give the Participant any right to continue in the service or employ of the Company or any Subsidiary, create any inference as to the length of employment or service of the Participant, affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Subsidiary.
(b)    Plan Document Governs. The Restricted Stock is granted pursuant to the Plan, and the Restricted Stock and this Stock Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Stock Agreement by reference or are expressly cited. Any inconsistency between the Stock Agreement and the Plan shall be resolved in favor of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan.
(c)    Administration. This Stock Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Stock Agreement, all of which shall be binding upon the Participant.
(d)    No Vested Right in Future Awards. The Participant acknowledges and agrees (by accepting or executing this Stock Agreement) that the granting of Restricted Stock under this Stock Agreement is made on a fully discretionary basis by the Company and that this Stock Agreement does not lead to a vested right to further restricted stock or other awards in the future.
(e)    Use of Personal Data. By accepting or executing this Stock Agreement, the Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Subsidiaries, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.

(f)    Severability. If a provision of this Stock Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction then that provision is to be construed either by modifying it to the minimum extent necessary to make it enforceable (if permitted by law) or disregarding it (if not), and that shall not affect the validity or enforceability in that jurisdiction of any other provision of this Stock Agreement; or the validity or enforceability in other jurisdictions of that or any other provision of this Stock Agreement.
(g)    Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.
(h)    Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Corporate Secretary of the Company, at its then corporate headquarters, and the Participant at the Participant’s address (including any electronic mail address) as shown on the Company’s records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time. The Participant hereby consents to electronic delivery of any notices that may be made hereunder.
(i)    Counterparts. This Stock Agreement may be signed in counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.
(j)    Successors and Assigns. This Stock Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.
(k)    Governing Law. This Stock Agreement and the Restricted Stock granted hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.
(l)    Entire Agreement. This Stock Agreement, together with the Plan, constitutes the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.
(m)    Amendment. Any amendment to this Stock Agreement shall be in writing and signed by an executive officer of the Company or the Director of Compensation and Benefits.
(n)    Headings and Construction. The headings contained in this Stock Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Stock Agreement. This Stock Agreement is intended to be a stock right excluded from the requirements of Code Section 409A. The terms of this Stock Agreement shall be administered and construed in a manner consistent with the intent that it be a stock right excluded from the requirements of Code Section 409A.

IN WITNESS WHEREOF, the Company has caused this Stock Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has electronically accepted this Stock Agreement through the Company’s electronic delivery and acceptance process operated by E*TRADE or hereunto set his or her hand, all as of the day and year first above written.

ZEBRA TECHNOLOGIES CORPORATION
By:
Name: Anders Gustafsson
Title: Chief Executive Officer

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